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                         Service Systems International, Ltd.
                           Computation of Per-Share Income
                                Treasury Stock Method
                               As Modified for 20% Test



                                               PERIOD ENDED NOVEMBER 30, 1997
                                                        THREE MONTHS




Weighted average number of shares outstanding          5,354,644
                                                      ----------

Total common and common equivalent shares              5,354,644
                                                      ----------
                                                      ----------

Net income (loss) for the period                     $  (432,329)
                                                      ----------
                                                      ----------



Total common and common equivalent shares              5,354,644
                                                      ----------
                                                      ----------

Loss per common and common equivalent shares         $    ( 0.08)
                                                      ----------
                                                      ----------






Earnings per share:

The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.